                                                                   EXHIBIT 10.2b

                         EARLY RETIREMENT AGREEMENT
                         --------------------------

     This Early Retirement Agreement (this "Agreement") is made and entered into effective as of October 24, 2000 by and between James B. Gardner ("Gardner"), a Minnesota resident, and Home Federal Savings Bank, a federally chartered savings bank (the "Bank").

                                 BACKGROUND
                                 ----------

     A. Gardner has been employed by the Bank for more than 19 years. Currently, Gardner is Executive Vice President and Chief Financial Officer of the Bank and of HMN Financial, Inc. (the "Holding Company"). Gardner also is a director of the Bank and of the Holding Company. In addition, Gardner is an officer and a director of HMN Mortgage Services, Inc. ("Mortgage") and Security Finance Corporation ("Finance"), both wholly-owned subsidiaries of the Holding Company and affiliates of the Bank, and of Osterud Insurance Agency, Inc. ("Insurance"), a wholly-owned subsidiary of the Bank.

     B. Gardner and the Bank are parties to an Employment Agreement dated June 6, 1995 (the "Employment Agreement"). During his employment with the Bank, Gardner has been eligible to participate in certain employee benefit plans and programs sponsored by the Bank, including without limitation, the Bank's medical plan and group term life insurance program and the HMN Financial, Inc. Employee Stock Ownership Plan (the "ESOP"), the Home Federal Savings Bank Employees' Savings & Profit Sharing Plan and Trust (the "401(k) Plan"), and the Home Federal Savings Bank Financial Institutions Retirement Fund (the "FIRF").

     C. Gardner and the Holding Company are parties to a Non-Qualified Stock Option Agreement dated June 21, 1995 granting Gardner an option to purchase 26,174 shares of

Common Stock of the Holding Company (39,261 shares as a result of the Holding Company's three-for-two stock split) and an Incentive Stock Option Agreement dated June 21, 1995 ("ISO Agreement") granting Gardner an option to purchase 36,205 shares of Common Stock of the Holding Company (54,307 shares as a result of the Holding Company's three-for-two stock split) (collectively, the "Option Agreements"). All of the shares underlying the Option Agreements are fully vested and currently exercisable, except that as a result of the partial exercise by Gardner of his option to purchase shares underlying the ISO Agreement, 39,307 shares of common stock are currently exercisable pursuant to the terms of the ISO Agreement.

     D. The parties have mutually agreed that it is in their interests that Gardner resign as an officer and director of the Bank, the Holding Company, Mortgage, Finance, and Insurance effective as of the date of this Agreement.

     E. The parties have mutually agreed that Gardner will continue to be an employee of the Bank until June 30, 2001 (the "Retirement Date"), at which time he will retire from his employment with the Bank.

     F. The parties are concluding their employment relationship amicably, but mutually recognize that the end of any employment relationship may give rise to potential claims or liabilities.

     G. The parties have mutually agreed to a full settlement of all issues potentially in dispute between them.

     H. The parties intend that this Agreement will provide for the exchange of consideration between the parties and will consolidate within one document the parties' obligations to each other.

     NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the Release referred to below, the parties agree as follows:

                                 AGREEMENTS
                                 ----------

     1. RELEASE OF CLAIMS BY GARDNER. At the same time Gardner executes this Agreement, he also will execute a Release, in the form attached to this Agreement as Exhibit A (the "Gardner Release"), in favor of the Bank and the Holding Company and their affiliates, divisions, joint venture partners, stockholders, directors, committees, officers, employees, agents, predecessors, successors, and assigns. Gardner will re-execute the Gardner Release as of the Retirement Date. This Agreement will not be interpreted or construed to limit the Gardner Release in any manner. The existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Gardner Release.

     2. RESIGNATIONS. By executing this Agreement, Gardner confirms his resignation as an officer and a director of the Bank, the Holding Company, Mortgage, Finance, and Insurance as of the effective date of this Agreement.


     3. CONTINUING SERVICES TO THE BANK. Gardner will continue to provide services to the Bank as set forth in this paragraph 3.

        a. WORK PERIOD. Between the effective date of this Agreement and the Retirement Date, Gardner will be available to provide services to the Bank on a full-time basis during regular business hours and, in that capacity, will complete special projects that are assigned to him from time to time by the Chief Financial Officer of the Bank and will consult with the Bank at the request of the Chief Financial Officer of the Bank regarding general business matters. During this time period, Gardner will maintain an office at his residence at no expense to the Bank and will take the remainder of his accrued and unused vacation time.

        b. POST-RETIREMENT ACTIVITIES. Nothing in this Agreement is intended to prevent Gardner after the Retirement Date from engaging in any business enterprise, accepting employment with another employer, or becoming an independent contractor or consultant, so long as Gardner does not disclose any of the Bank's or the Holding Company's confidential information as specified in subparagraph 11.a. below and does not breach his other obligations to the Bank or the Holding Company as specified in paragraph 11 below.

     4. PAYMENTS. The Bank will make the payments set forth in subparagraphs 4.a. through 4.e. below to Gardner or for his benefit, and will provide to Gardner the benefits due under the employee benefit plans described in paragraphs 6 through 8 below, in lieu of any further payments that he would be entitled to receive under the Employment Agreement or otherwise as an employee of the Bank. The Bank will make the payments set forth in subparagraphs 4.c. through 4.e. below only if: (i) Gardner has not rescinded this Agreement or the Gardner Release within the applicable recission period;
(ii) the Bank has received written confirmation from Gardner, in the form attached to this Agreement as Exhibit B, dated not earlier than the day after the expiration of the applicable rescission period, that Gardner has not rescinded and will not rescind this Agreement or the Gardner Release; and
(iii) Gardner has not breached his obligations pursuant to this Agreement or the Gardner Release. Payment of any amounts set forth below will not modify or terminate the parties' obligations to each other as established by this Agreement. If Gardner dies before he receives all of the base salary and severance pay that he would otherwise be entitled to receive under subparagraphs 4.a and 4.c. below, the remaining severance pay installments will be paid to his wife, or if she is no longer living, to his estate. No amounts received by Gardner as compensation from another employer or as retirement benefits will reduce the amount of severance payments that the Bank is obligated to make to Gardner under subparagraph 4.c. below. The payments set forth in subparagraphs 4.a. and 4.c. below will be transferred electronically to a bank account designated by him in writing, unless he advises the Bank in writing that he wants the payments sent to him personally.

        a. BASE SALARY. The Bank will continue to pay Gardner his current base salary of $11,250.00 per month, less all legally required withholding, through the Retirement Date on the Bank's regular payroll dates.

        b. EMPLOYEE BENEFITS. The Bank will continue to provide Gardner with all employee benefits made available to its other senior executives under the Bank's employee benefits plans and programs and will continue to pay the employer portion of the costs incurred to continue Gardner's medical plan and group term life insurance coverages through the Retirement Date.

        c. SEVERANCE PAY. Between July 1, 2001 and May 23, 2003, the Bank will pay Gardner severance pay in the amount of $11,250.00 per month, less all legally required withholding, on the Bank's regular payroll dates.

        d. MEDICAL PLAN PAYMENTS. If Gardner elects to continue his medical plan coverage under the terms of subparagraph 6.a. below, the Bank will pay a portion of the costs of such coverage as specified in subparagraph 6.b. below until the later of the date on which Gardner ceases to be eligible for continuation coverage under the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended

("COBRA"), or the last day of the period of Extended Medical Care Coverage (as defined in subparagraph 6.a. below); provided, however, that the Bank's obligation to pay a portion of such costs will cease upon the failure of Gardner to pay the corresponding portion of such costs allocable to him.

        e. LIFE INSURANCE PAYMENTS. If Gardner elects to continue his group term life insurance coverage under the terms of subparagraph 7.a. below, the Bank will pay a portion of the costs of such coverage as specified in subparagraph 7.b. below until the later of the date on which Gardner ceases to be eligible for continuation coverage under the applicable provisions of Minnesota law or May 23, 2003; provided, however, that the Bank's obligation to pay a portion of such costs will cease upon the failure of Gardner to pay the corresponding portion of such costs allocable to him.

     5. EXPENSE REIMBURSEMENTS. The Bank will reimburse Gardner for his regular and necessary business expenses incurred by him on behalf of the Bank through November 3, 2000 according to the Bank's regular policies and practices. Gardner will submit his requests for reimbursement supported by appropriate documentation to the Bank on or before November 24, 2000, and the Bank will make reimbursement payments to Gardner within 30 days after receipt of each such request for reimbursement. Thereafter until the Retirement Date, Gardner shall be reimbursed for all expenses according to the Bank's regular policies and practices.

     6. MEDICAL PLAN COVERAGE CONTINUATION.

        a. CONTINUED/EXTENDED COVERAGE. Gardner will have the right to continue his medical plan coverage after the Retirement Date under COBRA under such terms as are made available to similarly-situated former employees of the Bank until he ceases to be eligible for COBRA continuation coverage. Thereafter, the Bank will provide Gardner with individual medical coverage under the Bank's then-existing medical plan; provided, however, that if the Bank determines in its discretion that such coverage can no longer be provided to him under its medical plan, the Bank will provide or make available medical care coverage substantially equivalent to the Bank's then-existing medical plan (at the option of the Bank on either a group or individual basis through either an insurance or similar program or on a self-insured basis). Such coverage will continue until the earlier of (i) the date on which Gardner reaches the age at which he becomes eligible for Medicare benefits under then-applicable law, or (ii) the date of Gardner's death ("Extended Medical Care Coverage").

        b. ALLOCATION OF COSTS. During the period of COBRA continuation coverage, Gardner will pay an amount each month that is equal to the portion of the cost to provide medical plan coverage to an employee and his or her spouse under the Bank's then-existing medical plan that is allocated by the Bank to the employee (currently $100.00 per month) to the Bank. After the period of COBRA continuation coverage and during the period of Extended Medical Care Coverage, Gardner will pay an amount each month that is equal to the portion of the cost to provide individual medical plan coverage to an employee under the Bank's then-existing medical plan that is allocated by the Bank to the employee either to the Bank or to any health insurance company or other third-party provider designated by the Bank. The Bank will pay the balance of the costs or premiums necessary to provide Gardner with continuing medical coverage during both the COBRA continuation period and the Extended Medical Care Coverage period.

     7. LIFE INSURANCE COVERAGE CONTINUATION.

        a. CONTINUATION/EXTENDED COVERAGE. Gardner will have the right to continue his group term life insurance coverage after the Retirement Date under Minnesota law under such terms as are made available to similarly-situated employees of the Bank until he ceases to be eligible for group term life insurance continuation coverage. Thereafter until May 23, 2003, the Bank will provide Gardner with life insurance coverage under the Bank's then-existing group term life insurance program; provided, however, that if the Bank determines in its discretion that such coverage can no longer be provided under its group term life insurance program, the Bank will provide or make available life insurance coverage substantially equivalent to the Bank's then-existing group term life insurance program (at the option of the Bank on either a group or an individual basis through an insurance program). Notwithstanding the preceding sentence, if such life insurance coverage must be provided on an individual basis and not a group basis because of underwriting or other reasons, the amount of such life insurance coverage may be reduced at the discretion of the Bank to the amount that can be provided through a premium expenditure that is equivalent to the premium costs that would otherwise be payable by the Bank under the Bank's then-existing group term life insurance program to provide such coverage.

        b. ALLOCATION OF COSTS. During both the period of life insurance continuation coverage and thereafter until May 23, 2003, Gardner will pay an amount each month that is equal to the portion of the cost to provide group term life insurance coverage to an employee under the Bank's then-existing group term life insurance program that is allocated by the Bank to the employee (currently $15.30 per month) either to the Bank or to any insurance company designated by the Bank. The Bank will pay the balance of the costs or premiums necessary to provide Gardner with continuing life insurance coverage during both the life insurance continuation period and thereafter until May 23, 2003.

     8. RETIREMENT PLANS. Gardner is a participant in the ESOP, the 401(k) Plan, and the FIRF (collectively, the "Retirement Plans") and will continue to be a participant in the Retirement Plans until the Retirement Date. Because Gardner will not be employed by the Bank on December 31, 2001, no employer matching contribution will be made to the 401(k) Plan on Gardner's behalf by the Bank for 2001. Gardner will be entitled to begin drawing his retirement benefits at the times and under the terms and conditions set forth in the Retirement Plans.

     9. DIRECTOR EMERITUS. If Gardner does not rescind this Agreement and the Gardner Release as provided in paragraph 16 below, the Board of Directors of the Holding Company (the "Board") will take action to appoint Gardner as a Director Emeritus of the Holding Company at the next regularly scheduled meeting of the Board following the expiration of the applicable rescission period for a term that will continue until the Annual Meeting of the Holding Company's stockholders in 2001. Thereafter for four years the Board of Directors of the Holding Company will appoint Gardner as a Director Emeritus of the Holding Company and the Bank for four successive one year terms each expiring on the date of the Company's next annual meeting of stockholders such that Gardner shall be in continuous service as a Director Emeritus until the Holding Company's 2005 Annual Meeting of Stockholders.

     10. THE BANK'S COOPERATION. The Bank will ensure that all proper steps are followed to comply with Gardner's written instructions with respect to his retirement benefits and his medical and life insurance benefits, and will provide him with the information that he reasonably requires in accordance with the applicable employee benefit plans and programs sponsored by the Bank in which he is a participant.

11. CONFIDENTIAL INFORMATION; LOYALTY

        a. During the term of Gardner's continuing employment under this Agreement and thereafter, he will not, except as may be required to perform his duties as an employee of the Bank or as required by law, disclose to others or use, whether directly or indirectly, any Confidential Information. As used in this Agreement, "Confidential Information" means information about the Bank or the Holding Company and the Bank's clients and customers that is not available to the general public and was or will be learned by Gardner in the course of his employment by the Bank, including without limitation, any data, formulae, information, proprietary knowledge, trade secrets, credit reports, and analyses owned, developed, and used in the course of the business of the Bank or the Holding Company, including client and customer lists and information related thereto; and all papers, records, and other documents (and all copies thereof) containing such Confidential Information. Gardner acknowledges that such Confidential Information is specialized, unique in nature, and of great value to the Bank and the Holding Company. Gardner agrees that on or before November 30, 2000, he will deliver to the Bank and the Holding Company all documents (and all copies thereof) containing any Confidential Information. Notwithstanding the preceding sentence or the provisions of paragraph 14, after such date Gardner may retain such property of the Bank as may reasonably be necessary for the purpose of providing continuing services to the Bank under subparagraph 3.a. above, so long as all such Bank property is returned to the Bank on or before the Retirement Date

        b. Gardner will not, for a period of one year after the Retirement Date, for himself, or as the agent of, on behalf of, or in conjunction with, any person or entity, solicit or attempt to solicit, whether directly or indirectly: (i) any employee of the Bank or the Holding Company to terminate such employee's employment relationship with the Bank or the Holding Company; or (ii) any savings and loan, banking, or similar business from any person or entity that is or was a client, employee, or customer of the Bank or the Holding Company and had dealt with Gardner or any other employee of the Bank under his supervision.

        c. During the term of Gardner's continuing employment under this Agreement, he may serve as a director of charitable, community, or industry organizations and as a director of any business corporation to the extent such directorships do not inhibit the performance of his duties under this Agreement or conflict with the business of the Bank or the Holding Company. During the term of Gardner's continuing employment under this Agreement, he will not engage in any business or activity contrary to the business affairs or interests of the Bank or the Holding Company.

        d. The provisions of this paragraph 11 will not prevent Gardner from purchasing, solely for investment, not more than five percent of any financial institution's stock or other securities that are traded on any national securities exchange.

        e. The provisions of this paragraph 11 will survive the termination of Gardner's employment under this Agreement for any reason.

    12. NON-DISPARAGEMENT. Gardner will not disparage, defame, or besmirch the reputation, character, image, products, or services of the Bank or the Holding Company, or the reputation or character of the directors, officers, employees, or agents of the Bank or the

Holding Company. The Bank will not disparage, defame, or besmirch the reputation, character, or image of Gardner.

    13. CLAIMS INVOLVING THE BANK. Gardner will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against the Bank, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents, nor will Gardner voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against the Bank, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents; provided, however, that this paragraph 13 will not be interpreted or construed to prevent Gardner from giving testimony in response to questions asked pursuant to a legally enforceable subpoena, deposition notice, or other legal process, during any legal proceedings involving the Bank, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents.

    14. RECORDS, DOCUMENTS, AND PROPERTY. Gardner will return to the Bank all records, correspondence, documents, lists, reports, financial data, plans, computer disks, computer tapes, source codes, passwords, and other tangible property in his possession belonging to the Bank on or before October 31, 2000. Notwithstanding the preceding sentence or the provisions of subparagraph 11.a above, after such date Gardner may retain such property of the Bank as may reasonably be necessary for the purpose of providing continuing services to the Bank under subparagraph 3.a. above, so long as all such Bank property is returned to the Bank on or before the Retirement Date.

    15. TIME TO CONSIDER AGREEMENT. Gardner understands that he may take at least 21 calendar days to decide whether to sign this Agreement and the Gardner Release, which

21-day period will commence on the date on which Gardner first receives copies of this Agreement and the Gardner Release for review. Gardner acknowledges that any changes made to this Agreement or the Gardner Release before he signs them, whether material or immaterial, will not restart the running of the 21-day period. Gardner represents that if he signs this Agreement and the Gardner Release before the expiration of the 21-day period, it is because he has decided that he does not need any additional time to decide whether to sign this Agreement and the Gardner Release.

    16. RIGHT TO RESCIND OR REVOKE. Gardner understands that he has the right to rescind or revoke this Agreement and the Gardner Release for any reason within 15 calendar days after he signs them (which 15-day period expressly includes any other shorter time periods provided by law). Gardner understands that this Agreement and the Gardner Release will not become effective or enforceable unless and until he has not rescinded this Agreement and the Gardner Release and any applicable rescission period has expired. Gardner understands that if he wishes to rescind, the rescission must be in writing and hand-delivered or mailed to the Bank. If hand-delivered, the rescission must be: (a) addressed to Mr. M. F. Schumann, Chairman, HMN Financial, Inc., 101 North Broadway, P. O. Box 231, Spring Valley, MN 55975; and (b) delivered to Mr. Schumann within the 15-day period. If mailed, the rescission must be: (a) postmarked within the 15-day period; (b) addressed to Mr. M. F. Schumann, Chairman, HMN Financial, Inc., 101 North Broadway, P.
O. Box 231, Spring Valley, MN 55975; and (c) sent by certified mail, return receipt requested, first-class postage prepaid.

    17. FULL COMPENSATION. Gardner and his attorney understand that the payments made and other consideration provided by the Bank under this Agreement will fully compensate Gardner for and extinguish any and all of the claims Gardner is releasing in the Gardner Release, including without limitation, his claims for attorneys' fees and costs and any and all claims for any type of legal or equitable relief.

    18. NO ADMISSION OF WRONGDOING. Gardner understands that this Agreement does not constitute an admission that the Bank has violated any local ordinance, state or federal statute, or principle of common law, or that the Bank has engaged in any unlawful or improper conduct toward Gardner or has treated him unfairly. Gardner will not characterize this Agreement or the payment of any money or other consideration in accordance with this Agreement as an admission that the Bank has engaged in any unlawful or improper conduct toward him or has treated him unfairly.

    19. AUTHORITY. Gardner represents and warrants that he has the authority to enter into this Agreement and the Gardner Release, and that no causes of action, claims, or demands released pursuant to this Agreement and the Gardner Release have been assigned to any person or entity not a party to this Agreement and the Gardner Release.

    20. REPRESENTATION. Gardner acknowledges that he has been represented by his own attorney in this matter, that he has had a full opportunity to consider this Agreement and the Gardner Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement, the Gardner Release, or the settlement of his potential claims against the Bank, and that he has not relied upon any statements or representations made by the Bank or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement, the Retirement Plans, the Option Agreements, and any other employee benefit plans or programs sponsored by the Bank in which Gardner is a participant.

    21. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors, and assigns, including without limitation, a successor to the business of the Bank by means of purchase, merger, consolidation, or otherwise, but will not be assignable by either party without the prior written consent of the other party.

    22. INVALIDITY. In the event that any provision of this Agreement or the Gardner Release is determined by a court of competent jurisdiction or arbitrator to be invalid, illegal, or unenforceable in any respect, such a determination will not affect the validity, legality, or enforceability of the remaining provisions of this Agreement or the Gardner Release and the remaining provisions of this Agreement and the Gardner Release will continue to be valid and enforceable, and any court of competent jurisdiction or arbitrator may modify the objectionable provision so as to make it valid and enforceable.

    23. ENTIRE AGREEMENT. Before signing this Agreement and the Gardner Release, the parties engaged in discussions and negotiations and generated certain documents, in which the parties considered the matters that are the subject of this Agreement and the Gardner Release. In such discussions, negotiations, and documents, the parties may have expressed their judgements and beliefs concerning the intentions, capabilities, and practices of the parties, and may have forecast future events. The parties recognize, however, that all business transactions, including the transactions upon which the parties' judgments, beliefs, and forecasts are based, contain an element of risk, and that it is normal business practice to limit the legal obligations of contracting parties only to those promises and representations that are essential to the transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, this Agreement, the Gardner Release, the Retirement

Plans, the Option Agreements, and any other employee benefit plans or programs sponsored by the Bank in which Gardner is a participant are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this Agreement, the Gardner Release, the Retirement Plans, the Option Agreements, or any other employee benefit plans or programs sponsored by the Bank in which Gardner is a participant are intended by either party to be legally binding, and all other agreements and understandings between the parties, including the Employment Agreement, are hereby superseded.

    24. REMEDIES.

        a. INJUNCTIVE RELIEF. Gardner acknowledges that it would be difficult to fully compensate the Bank for damages resulting from any breach by him of the provisions of paragraph 11 of this Agreement. Accordingly, in the event of any actual or threatened breach of such provisions, the Bank will (in addition to any other remedies it may have) be entitled to temporary and/or permanent injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.

        b. ARBITRATION. Except for disputes arising under paragraph 11 of this Agreement, all disputes arising under this Agreement will be submitted to final and binding arbitration in Rochester, Minnesota. The arbitrator will be selected and the arbitration will be conducted pursuant to the then most recent Employment Dispute Resolution Rules of the American Arbitration Association. The decision of the arbitrator will be final and binding, and any court of competent jurisdiction may enter judgment upon the award. The arbitrator will have jurisdiction an authority to interpret and apply the provisions of this Agreement and relevant federal, state, and local laws insofar as necessary to the determination of the dispute and to remedy any breaches of the Agreement.

        25. HEADINGS. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement.

        26. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        27. GOVERNING LAW. This Agreement and the Gardner Release will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement or the Gardner Release will be governed by, the laws of Minnesota.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date stated above.

                                     /s/ James B. Gardner
                                     ________________________________________
                                     JAMES B. GARDNER


                                     HOME FEDERAL SAVINGS BANK


                                     By  /s/ M. F. Schumann
                                     ________________________________________
                                     M. F. SCHUMANN
                                     Chairman